UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

November 30, 2015

Date of report (Date of earliest event reported)

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 30, 2015, Amyris, Inc. and certain of its subsidiaries (the “Company”) and Hercules Technology Growth Capital, Inc., as agent and lender and its affiliate (“Hercules”), entered into a third amendment (the “Third Amendment”) of that certain Loan and Security Agreement entered into on March 29, 2014 (the “Original Hercules Agreement”), as first amended on June 12, 2014 (the “First Amendment”) and as amended again on March 31, 2015 (the “Second Amendment”) (such agreement, as amended, the “Loan Facility”). The Original Hercules Agreement, the First Amendment and the Second Amendment were previously reported and are each described in Note 5, “Debt,” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2015, and such disclosure is incorporated herein by reference.

Pursuant to the Original Hercules Agreement, the Company borrowed $25.0 million from Hercules and, pursuant to the First Amendment, the Company borrowed an additional $5.0 million from Hercules. Under the Second Amendment, the parties established an additional credit facility of up to $15.0 million; however, this Second Amendment facility expired in July 2015 without any borrowings by the Company thereunder. Pursuant to the Third Amendment, the Company borrowed another $10,960,000 (the “Third Amendment Borrowed Amount”) from Hercules on November 30, 2015. As of December 1, 2015, after the funding of the Third Amendment Borrowed Amount (and including repayment of principal that had occurred prior to the Third Amendment), the aggregate principal amount outstanding under the Loan Facility was approximately $30.7 million.

The Third Amendment Borrowed Amount accrues interest at a rate per annum equal to the greater of (i) 9.5% and (ii) the prime rate reported in the Wall Street Journal plus 6.25%, and, like the previous loans under the Loan Facility, has a maturity date of February 1, 2017. Upon the earlier of the maturity date, prepayment in full or such obligations otherwise becoming due and payable, in addition to repaying the outstanding Third Amendment Borrowed Amount (and all amounts owed under the Original Hercules Agreement, as amended), the Company is also required to pay Hercules an end-of-term charge of $767,200. Pursuant to the Third Amendment, the Company also paid Hercules fees of $1.0 million, $750,000 of which was owed in connection with the expired $15.0 million facility under the Second Amendment and $250,000 of which was related to the Third Amendment Borrowed Amount.

Under the Third Amendment, the parties agreed that the Company would, commencing on December 1, 2015, be required to pay only the interest accruing on all outstanding loans under the Loan Facility until February 29, 2016. Commencing on March 1, 2016, the Company is required to begin repaying principal of all loans under the Loan Facility, in addition to the applicable interest. However, pursuant to the Third Amendment, the Company can, by achieving certain cash inflow targets in 2016, extend the interest-only period to December 1, 2016. If the achievement of those targets occurs after March 1, 2016, the Company may, after commencing the repayment of principal, revert to interest-only payments once the applicable target is achieved.

The Third Amendment Borrowed Amount is secured by the same liens provided for in the Original Hercules Agreement and the First Amendment, including a lien on certain Company intellectual property, and the preexisting covenants under the Loan Facility (including a covenant requiring the Company to maintain a minimum cash balance equal to at least 50% of the principal amount then outstanding) apply to the Loan Facility as amended.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: December 4, 2015	By:	/s/ Nicholas Khadder
Nicholas Khadder
SVP, General Counsel and Corporate Secretary